Exhibit 10.15

FINAL

SHARE AND UNIT EXCHANGE AGREEMENT

THIS SHARE AND UNIT EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of August 18, 2022 (the “Effective Date”) by and among Triller Hold Co LLC, a Delaware limited liability company (“Triller”); Bare Knuckle Fighting Championships, Inc., a Delaware corporation (the “Company”); all of the holders of Equity Interests of the Company, each of whom is listed on the Allocation Schedule attached hereto as Schedule A (each, a “Seller” and, collectively, the “Sellers”); and David Feldman, Sr., an individual, in his capacity as the Seller Representative (the “Seller Representative”). Triller, the Company and the Sellers are referred to collectively herein as the “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined throughout in this Agreement shall have the meanings set forth in Section 6.1.

RECITALS

A. Immediately prior to the Closing (as defined herein), all issued and outstanding shares of the Company’s Series A Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), were converted into shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”).

B. The Sellers own 12,420,000 shares of Common Stock, which shares of Common Stock collectively constitute all of the issued and outstanding Equity Interests of the Company (the “Company Securities”).

C. On the terms and subject to the conditions set forth in this Agreement, Triller desires to acquire from the Sellers, and the Sellers desire to sell, transfer, convey and contribute to Triller, in the individual amounts set forth on Schedule A (the “Allocation Schedule”), Nine Million Four Hundred Thirty-Nine Thousand Two Hundred (9,439,200) shares of Common Stock, which shares constitute seventy-six percent (76%) of all issued and outstanding Equity Interests of the Company (the “Purchased Shares”), free and clear of any Liens (as defined in this Agreement), in exchange for the cash consideration and equity consideration set forth in this Agreement (such transaction, the “Exchange”).

In consideration of the foregoing premises, the mutual agreements and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE BASIC TRANSACTION

1.1 Exchange of Securities; Indemnification Holdback.

(a) On the terms and subject to the conditions set forth in this Agreement, on the Effective Date, simultaneously with the execution and delivery of this Agreement and the Related Agreements, the Sellers shall sell, contribute, transfer, assign, convey and deliver to Triller, and Triller shall acquire and accept from the Sellers, free and clear of any Liens, in the individual amounts as set forth on the Allocation Schedule, the Purchased Shares; and Triller shall issue and pay to Sellers, and the Sellers shall acquire and accept from Triller, in the individual amounts set forth on the Allocation Schedule (collectively, the “Closing Consideration”):

(i) Ten Million Dollars ($10,000,000.00), (x) Seven Million Dollars ($7,000,000.00) of which shall be in the form of immediately available funds and (y) Three Million Dollars ($3,000,000.00) of which shall be in the form of a Promissory Note, issued to the Seller Representative, in his capacity as such, for benefit of the Sellers in such individual amounts as set forth on the Allocation Schedule; less an amount of immediately available funds, deducted from the amount set forth in clause (x), equal to the amount of outstanding Company Liabilities (including, for clarity, Company Indebtedness and Transaction Expenses) as of the Closing (which Liabilities shall be paid or otherwise extinguished at the Closing) (the “Closing Cash Consideration”), plus

(ii) Five Million Dollars ($5,000,000.00) in immediately available funds, as potentially adjusted in accordance with Section 1.1(c), Article 5 and Section 1.3 (the “Indemnification/Earnout Cash Holdback Amount”), plus

(iii) 1,595,297 Class B Common Units (the “Closing Equity Consideration”), plus

(iv) 797,648 Class B Common Units, as potentially adjusted in accordance with Section 1.1(c) and Article 5 (the “Indemnification Equity Holdback Amount” and, together with the Indemnification/Earnout Cash Holdback Amount, the “Indemnification Holdback Amount”).

(b) EACH SELLER HAS HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, THE ALLOCATION SCHEDULE ATTACHED HERETO AS SCHEDULE A) AND THE COMPANY GOVERNING DOCUMENTS AND EXPRESSLY CONSENTS TO SUCH SELLER’S ALLOCATION OF THE PURCHASE PRICE, INDEMNIFICATION HOLDBACK AMOUNT, AND EACH OTHER ALLOCATION APPLICABLE TO SUCH SELLER SET FORTH ON THE ALLOCATION SCHEDULE.

(c) The Indemnification Holdback Amount shall be held back from the Closing Consideration and retained by Triller as partial security for Claims made by Indemnified Triller Parties pursuant to Article 5. The Indemnification Holdback Amount shall be allocated among the Sellers in accordance with the Allocation Schedule and released to the Sellers, subject to the provisions of and as potentially adjusted pursuant to, Section 1.3 and Article 5; provided, that, notwithstanding anything to the contrary in this Agreement, any portion of the Indemnification/Earnout Cash Holdback Amount remaining upon the expiration of the General Survival Period shall continue to be held back and retained by Triller until such time, if ever, as the Company shall have achieved the Milestones and satisfied the conditions set forth in Section 1.3.

(d) In connection with the Exchange, at the Closing (defined below) the Company and the Sellers shall enter into a Stockholders’ Agreement in substantially the form attached hereto as Exhibit A (the “Stockholders’ Agreement”).

(e) In connection with the Exchange, at the Closing (defined below) the Company shall file the Restated Certificate.

1.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement via the remote exchange of documents and signatures. The Exchange will be deemed effective as of 12:01 am Pacific Time on the date on which the Closing occurs (the “Closing Date”).

1.3 Milestone Consideration.

(a) If after the Closing (a) the Company achieves (i) with respect to the fiscal year ended December 31, 2021, (A) $4.8 million in total gross revenue, (B) 40,000 annual and monthly paid subscribers on the Company’s BKTV platform, and (C) not less than 40,000 pay-per-view sales; and (ii) with respect to the twelve (12)-month period commencing June 1st, 2022 and expiring May 31st, 2023, (A) $20 million in total gross revenue (the “$20M Revenue Milestone”), and (B) 200,000 annual and monthly paid subscribers on the BKTV platform as of May 31st, 2023; and (b) provided that as of the Earnout Payout Eligibility Date (defined below) the Indemnification/Earnout Cash Holdback Amount shall not have been applied in full to the satisfaction of indemnifiable Losses suffered by the Indemnified Triller Parties (all such items listed above, the “Milestones”), then the Sellers shall be eligible to receive,

Share and Unit Exchange Agreement

and Triller shall pay to the Sellers promptly following the Earnout Payout Eligibility Date, an amount equal to that portion of the Indemnification/Earnout Cash Holdback Amount which shall not have been applied toward the satisfaction of indemnifiable Losses suffered by the Indemnified Triller Parties on or prior to the Earnout Payout Eligibility Date (the “Milestone Payment Amount”), as potentially adjusted pursuant to Section 1.3(c) (the “Adjusted Milestone Payment Amount”). For purposes of this Agreement, “Earnout Payout Eligibility Date” shall mean the earliest date after the expiration of the General Survival Period upon which the Company shall have delivered to Triller evidence reasonably satisfactory to Triller that each of the Milestones has been met or exceeded within their respective applicable measurement periods. For clarity, in the event that the Milestone Payment Amount, as calculated in accordance with the provisions of this Section 1.3(a), is Zero ($0), then the Sellers shall not be eligible to receive any amounts in consideration of the Company’s achievement of the Milestones.

(b) Notwithstanding anything to the contrary in Section 1.3(a), the Milestones set forth in items (a)(i)(B), (a)(i)(C) and (a)(ii)(B) of Section 1.3(a) shall be deemed to be achieved in the event that (i) the Company enters into a broadcast or distribution Contract with a major television network (including, without limitation, ESPN, NBC, Fox, HBO, Showtime, and other networks of similar stature (as reasonably determined by Triller)) prior to May 31st, 2023 (a “Network Contract”), (ii) the Company provides Triller with a copy of the proposed Network Contract sufficiently in advance of the Company’s execution and delivery thereof for Triller to review, comment on and approve the form, terms and conditions of such Network Contract, and (iii) Triller approves of such Network Contract in all respects in advance of the Company’s entry into such Network Contract (such approval not to be unreasonably withheld). The Company shall promptly provide Triller with a copy of any such Network Contract.

(c) Subject to Section 1.3(a), in the event that the Company shall have achieved all of the Milestones other than the $20M Revenue Milestone but achieves total gross revenues of at least $15,000,000.00 (the “Revenue Minimum”) during the twelve (12)-month period commencing June 1st, 2022 and expiring May 31st, 2023 (as potentially extended, the “$20M Measurement Period”), the Sellers shall be eligible to receive the Adjusted Milestone Payment Amount in an amount equal to (i) the amount obtained by calculating the fraction, (A) the numerator of which is the Company’s total gross revenues during the $20M Measurement Period and (B) the denominator of which is $20,000,000.00, expressed as a percentage (subject to a cap of 100%), multiplied by (ii) the Milestone Payment Amount, multiplied by (iii) the applicable percentage multiplier set forth in the table below:

Total Gross Revenue	Percentage Multiplier

$15,000,000 - $17,500,000.00	70%
$17,500,000.01 - $19,999,999.99	100%

By way of example, in the event that (i) the Company achieved all of the Milestones other than the $20M Revenue Milestone, (ii) the Milestone Payment Amount is $1,000,000.00, and (iii) the Company achieved $16,500,000.00 in total gross revenues during the $20M Measurement Period, then the Adjusted Milestone Payment Amount will be an amount equal to (i) $16,500,000.00 divided by $20,000,000.00, or 82.5%, multiplied by (ii) $1,000,000.00, multiplied by (iii) 70%, for an Adjusted Milestone Payment Amount of $577,500.00. For the avoidance of doubt, in the event the Company fails to achieve total gross revenues of at least $15,000,000.00 during the $20M Measurement Period the Sellers shall not be entitled to receive any milestone consideration. Notwithstanding anything to the contrary in this Section 1.3(c), in the event that the Company shall have achieved the Revenue Minimum during the original $20M Measurement Period but failed to achieve the $20M Revenue Milestone, the $20M Measurement Period shall be extended by an additional six (6) months and the Sellers shall be eligible to receive additional milestone consideration in an amount equal to the Milestone Payment Amount less the Adjusted Milestone Payment Amount if (and only if) the Company shall have achieved total gross revenues during the extended $20M Measurement Period of at least $20,000,000.00.

Share and Unit Exchange Agreement

(d) In the event that the Company fails to achieve total gross revenues of at least $12,500,000.00 (the amount of any shortfall below such amount, the “Revenue Deficit”) during the $20M Measurement Period, then Triller shall be entitled (x) to deduct and retain from the Indemnification Equity Holdback Amount, and, (y) to the extent there are insufficient Triller Units allocable to the Sellers in the Indemnification Equity Holdback Amount, to claw back from the Sellers for no consideration and with no further action required from any Seller, a number of Triller Units which equals, in the aggregate, an amount equal to (i) the Revenue Deficit, divided by (ii) $12,500,000.00, multiplied by (iii) Seven Hundred Ninety-Seven Thousand Six Hundred Forty-Eight (797,648).

(e) On or prior to the ten (10) month anniversary of the Effective Date (the “Set-Aside Date”), Triller shall (i) set aside and deposit into a unique bank account with its principal banking institution immediately available funds in an amount at least equal to Indemnification/Earnout Cash Holdback Amount less the aggregate amounts which shall have been applied toward the satisfaction of indemnifiable Losses suffered by the Indemnified Triller Parties as of the Set-Aside Date (the “Set-Aside Amount”), and (ii) provide evidence reasonably satisfactory to the Seller Representative that Set-Aside Amount shall have been so set aside and deposited. In the event that Triller fails set aside and deposit the Set-Aside Amount on or prior to the Set-Aside Date, then, notwithstanding anything to the contrary in this Agreement, each of the Milestones shall be deemed satisfied.

1.4 Post-Closing Capital Commitment; Failure to Fund.

(a) On or prior to the first anniversary of the Closing (the “Commitment Deadline”) and subject to the adjustments set forth in Section 1.4(b), Triller shall contribute to the Company capital in an amount of up to $15,000,000.00, which amount shall be used to fund the Event Budget attached hereto as Exhibit B (as potentially adjusted, the “Capital Commitment”). The Capital Commitment shall be funded at such times and in such amounts as is set forth in the Event Budget, unless otherwise adjusted pursuant to this Agreement or if mutually agreed to by Triller and the Company . Concurrently with the Closing, (i) Triller shall fund Three Million Eight Hundred Thousand Dollars ($3,800,000.00) toward its satisfaction of the Capital Commitment, and (ii) the loan Triller made to the Company in the initial principal amount of $3,000,000.00 evidenced by that certain Secured Promissory Note dated March 7, 2022 and related agreements (such loan, the “Triller Loan”) will be terminated, with all outstanding principal being credited toward Triller’s satisfaction of the Capital Commitment and all accrued but unpaid interest owed thereon shall be forgiven. The Company and the Sellers acknowledge receipt by the Company of an advance in the amount of $1,600,000.00 made by Triller to the Company on June 22, 2022, which amount shall be credited toward Triller’s satisfaction of the Capital Commitment.

(b) In the event that the Company (i) cancels any event contemplated on the Event Budget or (ii) fails to achieve any of the target metrics set forth in the table below on or prior to the expiration of their respective applicable measurement periods, Triller may reduce the Capital Commitment by an amount determined by Triller in its reasonable discretion.

Measurement Period	Gross Revenue Target		Monthly and Annual Paid Subscriber Target
Commencing upon the Closing Date and expiring on the (6) month anniversary thereof	$7,000,000	and	75,000
Commencing upon the Closing Date and expiring upon the nine (9) month anniversary thereof	$10,000,000	and	130,000

Share and Unit Exchange Agreement

(c) Notwithstanding anything to the contrary in Section 1.3, in the event that as of 11:59 Pacific Time on the Commitment Deadline (i) the Class B Common Units are listed on a national securities exchange and (ii) Triller failed to fund the entire Capital Commitment, then, in lieu of any other remedy that may be available to Sellers or the Company: (A) each of the Milestones shall be deemed satisfied; (B) the Company shall be entitled to redeem from Triller and reissue to the Sellers, pro rata in accordance with the allocations set forth on the Allocation Schedule, the number of Purchased Shares which results from the computation of the formula set forth at the end of this Section 1.4(c); and (C) contemporaneously with any such redemption and reissuance in accordance with clause (B) of this Section 1.4(c), Triller shall be entitle to redeem, for no consideration and with no further action required on the part of any Seller, pro rata in accordance with the aggregate allocations set forth on the Allocation Schedule, Five Hundred Ninety-Eight Thousand Two Hundred Thirty-Six (598,236) Triller Units. Notwithstanding the foregoing, in the event that the volume-weighted average trading price in the fifteen (15) trading day period expiring upon close of market on the Commitment Deadline is greater than or equal to $7.00 (as equitably adjusted in the event of any reorganization, recapitalization, stock split, stock dividend, stock combination, or other similar transaction), then the provisions of this Section 1.4(c) shall not apply and no exchange, reduction or claw back of any kind shall be made. The formula contemplated by clause (ii)(B) of this Section 1.4(c) shall be:

Where:

R = The number of Purchased Shares the Company shall be entitled to redeem from Triller and reissue to the Sellers.

S = An amount, no greater than $6,600,000.00, equal to the Capital Commitment minus the aggregate amount actually funded by Triller in satisfaction of the Capital Commitment.

(d) In the event that as of 11:59 pm Pacific Time on the Commitment Deadline (i) the Class B Common Units are not listed on a national securities exchange and (ii) Triller shall have failed to fund the entire Capital Commitment, then, promptly following the Commitment Deadline, (i) Triller shall redeem from the Sellers the Company shall be entitled to redeem from Triller and reissue to the Sellers, pro rata in accordance with the allocations set forth on the Allocation Schedule, that number of Purchased Shares which results from the computation of the following formula:

Where:

R = The number of Purchased Shares the Company shall be entitled to redeem from Triller and reissue to the Sellers.

S = An amount, no greater than $6,600,000.00, equal to the Capital Commitment minus the aggregate amount actually funded by Triller in satisfaction of the Capital Commitment.

1.5 Post-Closing Antidilution Adjustment.

(a) Except with respect to Excluded Issuances and issuances made in connection with a business combination transaction, in the event that after the Closing but prior to the nine (9) month anniversary thereof Triller shall sell and issue Class B Common Units or Derivative Securities at a price per unit less than the Last Round Price (such sale and issuance, a “Qualifying Down Round” and the price per unit applicable to a Qualifying Down Round, the “Down Round Price”), then, concurrently with the consummation of such Qualifying Down Round, Triller shall issue to the Sellers and allocate to the Indemnification Equity Holdback Amount, in each case pro rata in accordance with the allocations set forth on the Allocation Schedule, that number of additional Triller Units which results from the computation of the following formula:

Share and Unit Exchange Agreement

Where:

N = the aggregate number of additional Triller Units Triller shall issue to the Sellers and allocate to the Indemnification Equity Holdback Amount pursuant to this Section 1.5, rounded down to the nearest whole Triller Unit. Notwithstanding the foregoing, in no event shall

AP = an amount equal to the greater of (x) sixty-five percent (65%) of the Down Round Price, calculated to the hundredth of a penny, and (y) $2.00.

(b) For purposes of ascertaining whether a given transaction constitutes a Qualifying Down Round and calculating the Down Round Price, (i) cash consideration shall be valued at face value, net of any portion of such cash consideration constituting the payment of accrued interest or other fees, and (ii) any non-cash consideration shall be valued at the fair market value thereof as determined in good faith by Triller. The Down Round Price applicable to sales and issuances of Derivative Securities in a Qualifying Down Round shall be calculated as the sum of the initial purchase price paid therefor plus the total amount of any additional consideration payable to Triller upon the exercise, conversion or exchange thereof.

(c) In the event of any split, reverse split, reorganization, reclassification, recapitalization or similar transaction involving Class B Common Units, all unit amounts, per-unit prices, ratios and equations set forth throughout this Agreement which in any way involve the issuance, deduction, claw-back or similar action with respect to any Triller Units shall be equitably modified in such manner as to preserve the substantial economic effect of the provisions as in effect at the Closing. By way of example, in the event that Triller consummates a 2:1 forward split with respect to Class B Common Units, then from and after the effectiveness of such split the Last Round Price shall be deemed to be $5.675 and the number 2,392,945 in the equation set forth in Section 1.5(a) shall be deemed to be 4,785,890.

1.6 Closing Deliverables.

(a) Deliveries by Sellers and the Company. At or prior to the Closing, the Company will deliver or cause to be delivered to Triller all of the following:

(i) to the extent any Company Securities are evidenced by certificates, certificates evidencing the Purchased Shares, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii) the consents, waivers, authorizations and approvals set forth on Schedule 2.4;

(iii) joinders to the LLC Agreement, in the form provided by Triller, duly executed by each Seller;

(iv) the Stockholders’ Agreement, duly executed by each of the Sellers;

(v) resignations of the directors of the Company other than David Feldman, Sr., effective as of immediately prior to the Closing;

Share and Unit Exchange Agreement

(vi) certificate of the Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the board of managers (or equivalent governing body) of the Company authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Sellers approving the Exchange and adopting this Agreement and the Related Agreements, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vii) a certificate of good standing from the Secretary of State of the State of Delaware with respect to the Company;

(viii) a certificate, dated the Closing Date and executed by the Chief Financial Officer of the Company certifying on behalf of the Company that, as of and after the Closing, the Company has and will have no outstanding Indebtedness other than the Indebtedness set forth on Schedule 1.6(a)(viii), if any;

(ix) a certificate of non-foreign status, dated as of the Closing Date and duly executed by the Company, that meets the requirements set forth in Treasury Regulations Section 1.1445-2(b)(2) and Section 1446(f) of the Code;

(x) the Key Employee Agreements, executed by the Company and the Key Employees;

(xi) the Option Agreement, executed by the Company and each Seller;

(xii) the Restated Certificate, executed by the Company’s Secretary;

(xiii) payoff, termination, or similar letters and agreements from the holders of Company Indebtedness and payees of Company Liabilities being paid off at the Closing in form reasonably acceptable to Triller;

(xiv) consents of the Sellers, in form satisfactory to Triller, authorizing and consenting to the Transactions;

(xv) evidence reasonably satisfactory to Triller that all Transaction Expenses incurred at or prior to the Closing have been fully paid or, if not fully paid, were included in the Company’s calculation of Indebtedness; and

(xvi) such other documents or instruments as Triller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) Deliveries by Triller. Except as otherwise set forth below, on or prior to the Closing, Triller shall deliver to the Company the following:

(i) Evidence of the issuance of the Closing Equity Consideration to the Sellers reasonably satisfactory to the Company, together with a notation of a legend substantially in the following form in the unit register, stock records or other equivalent record of Triller next to the written entry reflecting the Closing Equity Consideration:

THE CLASS B COMMON UNITS REPRESENTED BY THIS WRITTEN ENTRY ARE SUBJECT TO THAT CERTAIN SHARE AND UNIT EXCHANGE AGREEMENT, DATED AS OF [DATE], 2022, BY AND AMONG THE COMPANY, BARE KNUCKLE FIGHTING CHAMPIONSHIPS, INC., AND THE SELLERS PARTY THERETO. THE CLASS B COMMON UNITS REPRESENTED BY THIS WRITTEN ENTRY ARE SUBJECT TO REDEMPTION BY THE COMPANY IN

Share and Unit Exchange Agreement

ACCORDANCE WITH THE PROVISIONS OF SUCH SHARE AND UNIT EXCHANGE AGREEMENT. EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SHARE AND UNIT EXCHANGE AGREEMENT, NO SALE, TRANSFER OR OTHER DISPOSITION OF THE CLASS B COMMON UNITS REPRESENTED BY THIS WRITTEN ENTRY MAY BE MADE.

(ii) the Stockholders’ Agreement, duly executed by Triller;

(iii) the Option Agreement, duly executed by Triller;

(iv) evidence reasonably satisfactory to the Seller Representative that Triller has the ability to fund and pay to the Sellers the entire Indemnification/Earnout Cash Holdback Amount if such amount were earned and released to the Sellers at the Closing; and

(v) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

1.7 Tax Matters. The Parties acknowledge that the Exchange is a taxable transaction for the Sellers under the Code and will file their Tax Returns and reports consistent with, and take no Tax position inconsistent with, such treatment.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

Each Seller hereby jointly and severally represents and warrants to Triller that, subject to such exceptions as are disclosed in the attached Company disclosure schedules (the “Company Disclosure Schedules”), the following representations are true and complete as of the Effective Date. The Company Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article 2, and the disclosures in any section or subsection of the Company Disclosure Schedules shall qualify other sections and subsections in this Article 2 only to the extent it is reasonably apparent from a reading of the disclosure and/or of the disclosed item(s) that such disclosure is applicable to such other sections and subsections. For purposes of Article 2, the term “the Company” shall refer to the Company and its Subsidiaries.

2.1 Organization and Qualification; Good Standing; Governing Documents.

(a) The Company is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full company power and authority to own, lease and operate its properties and assets and carry out its business as it has been and is now conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary.

(b) The Company Governing Documents as provided to Triller are true, correct and complete copies of such documents as in effect as of the Effective Date. The Company is not in violation of any of the provisions of the Company Governing Documents.

2.2 Authority; Binding Effect. The Company has all requisite company power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements to which it is a party and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Related Agreements to which the Company is a party and transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of the Company. This Agreement and any Related Agreements to which the Company is a party

Share and Unit Exchange Agreement

have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against it in accordance with their terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, receivership, conservatorship or similar Laws or judicial decisions relating to or affecting the rights of creditors generally or by the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies (whether considered in a proceeding in equity or at law.

2.3 Non-Contravention. The execution, delivery and performance of each of this Agreement and the Related Agreements to which it is a party by the Company (and the consummation of the transactions contemplated hereby and thereby) do not and will not (a) violate, contravene or conflict with, or result in the violation or breach of, any provision of the Company Governing Documents, (b) violate any provision of Law applicable to the Company or any of its properties or assets, (c) violate or result in a breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in the Company’s loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract of the Company, subject to the receipt of the consents listed in Schedule 2.4, or (d) result in the imposition of any Lien on any of the assets of the Company.

2.4 Consents and Approvals. Schedule 2.4 sets forth a list of each consent (including any spousal consents), waiver, authorization or approval of any Governmental Authority or any other Person required in connection with the Company’s execution and delivery of this Agreement and the Related Agreements to which it is a party. Other than the consents, waivers, authorizations and approvals set forth on Schedule 2.4, there are no consents, waivers, authorizations or approvals of any Governmental Authority or any other Person required in connection with the Company’s execution and delivery of this Agreement and the Related Agreements to which it is a party.

2.5 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Series A Preferred Stock, par value $0.001 per share, of which none are issued and outstanding; and (ii) 70,000,000shares of Common Stock, par value $0.001 per share, of which 12,420,000 are issued and outstanding. The issued and outstanding stock described in the immediately preceding sentence constitutes all of the Company Securities. Schedule 2.5 contains a complete and correct list of (i) the name of each stockholder of the Company and (ii) the number of shares of each class and series held by each such stockholder as of immediately prior to the Closing, which shares, collectively, comprise the Company Securities. Except for the Company Securities (x) there are no Equity Interests of the Company that are issued and outstanding and (y) there are no: (i) outstanding securities convertible or exchangeable into Equity Interests of the Company; (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell any of its Equity Interests or any securities convertible or exchangeable into Equity Interests or to purchase, redeem, or otherwise acquire any of its outstanding Equity Interests; or (iii) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its Equity Interests. All of the Company Securities are duly authorized, validly issued, fully paid and nonassessable and were issued in accordance with all applicable Laws.

(b) All of the Company Securities are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Governing Documents or any agreement to which the Company is a party; and (iii) free and clear of any Liens in respect thereof.

(c) None of the Company Securities were issued in violation of any agreement, arrangement or commitment or are subject to any preemptive or similar rights of any Person.

Share and Unit Exchange Agreement

(d) No bonds, debentures, notes, or other indebtedness have been issued by the Company or are outstanding which (i) have the right to vote on any matters on which the holders of Equity Interests of the Company may vote (or which is convertible into or exchangeable for securities having such right); or (ii) the value of which is based upon or derived from the Equity Interests of the Company.

(e) Except as set forth on Schedule 2.5(e), the Company (i) has no Subsidiaries and

(ii) does not hold any right to acquire any Equity Interest in any Person.

2.6 Title to and Totality of Assets. The Company has good and marketable fee simple title to or, with respect to Leased Real Property, a valid leasehold interest in, all of the real property and tangible personal property which are reasonably necessary for the conduct of the Company’s business as presently conducted. All of such properties and tangible assets are free and clear of all Liens and are accurately reflected on the Balance Sheet. The Company’s assets are sufficient for the continued conduct of the Company’s business in substantially the same manner as conducted prior to the Effective Date and constitute all rights, property and assets necessary to conduct the Company’s business as currently conducted.

2.7 Financial Statements; Absence of Certain Changes, Events and Conditions.

(a) The Company has provided to Triller (i) the audited balance sheets of the Company as at December 31, 2020 and 2021 and the related statements of income and cash flows for the fiscal years then ended and (ii) the unaudited balance sheet of the Company (the “Balance Sheet”) as of March 31, 2022 (the “Balance Sheet Date”) and the related statements of income and cash flows for the fiscal quarter then ended (the items listed in subsections (i) and (ii), collectively, the “Financial Statements”). The Financial Statements (a) have been prepared from and are consistent with the books and records of the Company, (b) have been prepared in conformity with GAAP, applied on a consistent basis throughout the period involved, (c) are complete and accurate in all respects, and (d) present fairly in all material respects the financial position and results of operations of the Company as of their respective dates and for the respective periods covered thereby. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b) Since the Balance Sheet Date, except as set forth on Schedule 2.7(b), other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(i) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company;

(ii) amendment of the Company Governing Documents;

(iii) split, combination or reclassification of any shares of its Equity Interests;

(iv) issuance, sale or other disposition of any of its Equity Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Interests;

(v) declaration or payment of any dividends or distributions on or in respect of any of its Equity Interests or redemption, purchase or acquisition of its Equity Interests;

(vi) material change in any method of accounting or accounting practice of the Company, except as required by GAAP;

(vii) material change in any of the following: (a) the Company’s cash management practices, and (b) the Company’s policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

Share and Unit Exchange Agreement

(viii) entry into any Contract that would constitute a Material Contract;

(ix) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(x) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(xi) transfer, assignment or grant of any license or sublicense under or with respect to any the Company Intellectual Property or the Company IP Agreements;

(xii) abandonment or lapse of or failure to maintain in full force and effect any registration of the Company Intellectual Property which exists as of the Balance Sheet Date, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Company Intellectual Property owned by the Company;

(xiii) material damage, destruction or loss (whether or not covered by insurance) to its property;

(xiv) any capital investment in, or any loan to, any other Person;

(xv) acceleration, termination, material modification to or cancellation of any

Material Contract to which the Company is a party or by which it is bound;

(xvi) imposition of any Lien upon any of the Company properties, Equity Interests or assets, tangible or intangible;

(xvii) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, members, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or payment to an employee in connection with any termination of such employee, in each case where the aggregate costs or expenses for each such case exceed $20,000.00, (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, member, manager, independent contractor or consultant, or (iv) hire or terminate any employee;

(xviii) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, members, managers, officers and employees, other than reimbursement of expenses incurred in the ordinary course of business, consistent with past practice;

(xix) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xx) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000.00, individually (in the case of a lease, per annum) or $100,000.00 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies or inbound software licenses (including, without limitation, right to use software as a service) in the ordinary course of business consistent with past practice;

Share and Unit Exchange Agreement

(xxi) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(xxii) action to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Company in respect of any post-closing Tax Period; or

(xxiii) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(c) The Company is and has been in compliance in all material respects with the CARES Act. the Company has no amount outstanding or any other Liabilities under or relating to any loan under the Paycheck Protection Program administrated by the Small Business Administration under the CARES Act.

2.8 No Undisclosed Liabilities. The Company is not subject to any liability, obligation or commitment of any kind whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise, except (i) those which are adequately reflected or reserved against in the balance sheet as of the Balance Sheet Date, and (ii) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

2.9 Taxes.

(a) All federal, state, local or foreign Taxes due and payable by the Company have been timely paid. There are no accrued and unpaid federal, state, local or foreign taxes of the Company that are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns or reports of the Company by any applicable Governmental Authority. The Company has duly and timely filed all federal, state, local and foreign Tax Returns required to have been filed and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. All Tax Returns required to be filed by the Company have been duly and timely filed and each such Tax Return is true, complete and correct in all respects.

(b) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns where such claim is that the Company is, or may be, subject to Tax by that jurisdiction.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(d) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(e) The Company is not and has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes, nor does the Company have liability for Taxes of any Person under Section 1.1502-6 of the treasury regulations (or any corresponding provision of state, local or foreign law) as transferee or successor, by contract or otherwise.

(f) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

Share and Unit Exchange Agreement

(g) The Company is not a “foreign person” as that term is used in Section 1.1445-2 of the treasury regulations or a “distributing corporation” or “controlled corporation” in connection with a distribution described by Section 355 of the Internal Revenue Code. The Company is not, and has never been, a party to, or a promoter of, a “reportable transaction” within the meaning of 6707A(c)(1) of the Code and Section 1.6011 4(b) of the treasury regulations.

2.10 Real Property.

(a) The Company does not currently own and has never owned any real property or any option to acquire any real property.

(b) Schedule 2.10 sets forth a list of each existing lease or similar agreement (showing the parties thereto and the physical address covered by such lease or other agreement) under which any of the Company is lessee of, or holds or operates, any real property owned and used in or relating to the Company’s business (the “Leased Real Property”). Each Lease Agreement for the Leased Real Property has been provided or made available to Triller and is in full force and effect. The Company is not in breach under the terms of such Lease Agreements. There are no actions pending or, to the Knowledge of the Company, threatened against or affecting any Leased Real Property.

2.11 Intellectual Property.

(a) Schedule 2.11 contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered trademarks included in the Company Intellectual Property; (iii) all proprietary software of the Company; and (iv) all other the Company Intellectual Property used or held for use in the Company’s business as currently conducted and as proposed to be conducted. Schedule 2.11 also contains a correct, current and complete list of all the Company IP Agreements, specifying for each the date, title and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any the Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such the Company IP Agreement. Except as set forth on Schedule 2.11, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to any Company Intellectual Property, nor is the Company bound by or party to any option, license or agreement of any kind with respect to the Intellectual Property of any other Person.

(b) The Company has provided to Triller true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all the Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each the Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any the Company IP Agreement.

(c) The Company is the sole and exclusive legal and beneficial, and, with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted and as proposed to be conducted, in each case, free and clear of any Liens.

Share and Unit Exchange Agreement

(d) The Company has entered into binding, valid and enforceable written contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any so-called “moral rights,” regarding any Intellectual Property, to the extent permitted by applicable Law. The Company has provided Triller with true and complete copies of all such contracts. All assignments and other instruments necessary to establish, record and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered and filed with the relevant Governmental Authorities and authorized registrars.

(e) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any the Company Intellectual Property or Licensed Intellectual Property.

(f) All of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all the Company IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. The Company has provided Triller with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.

(g) The conduct of the Company’s business as currently and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company, have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any the Company Intellectual Property or Licensed Intellectual Property.

(h) There are no Actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any the Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any the Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. The Company is not aware of any facts or circumstances that could reasonably be expected to give rise to such Action. The Company is not subject to any outstanding or prospective governmental order (including any motion or petition therefor) that does or

Share and Unit Exchange Agreement

could reasonably be expected to restrict or impair the use of any the Company Intellectual Property or Licensed Intellectual Property. No claim has been asserted or threatened against the Company involving any conflict or claim of conflict of the “Bare Knuckle Fighting Championship(s)” name, and the Company is the sole and exclusive owner of the U.S. registered trademark for such name.

2.12 Contracts.

(a) Schedule 2.12 lists each of the following Contracts to which the Company is a party (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed on Schedule 2.10 and all the Company IP Agreements set forth on Schedule 2.11 being “Material Contracts”):

(i) each Contract involving aggregate consideration in excess of $50,000.00 and which, in each case, cannot be cancelled by the Company without penalty or without more than 30 days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty or without more than 30 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii) all Contracts with any Governmental Authority;

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts that provide for any joint venture, partnership or similar arrangement;

(xi) any Contract for which the Company has an outstanding demand for refund of money paid to third parties that are parties to such Contracts and the respective written demands made with respect to the money for which a refund is sought;

(xii) any customer Contract whose aggregate revenue to the Company constitutes more than ten percent (10%) of the billings of the Company during the fiscal year ended December 31, 2021 or which the Company reasonably expects to exceed such percentage in the fiscal year ending December 31, 2022;

(xiii) any Contract containing “most favored nation” or any other preferential pricing provisions;

Share and Unit Exchange Agreement

(xiv) any Contract regarding any Related Party Asset; or

(xv) any other contract that is material to the Company and not previously disclosed pursuant to this Section 2.12(a).

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Company’s Knowledge, any other party thereto is in breach of or default under (or alleged to be in breach or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Triller.

2.13 Compliance with Laws. All activities of the Company have been conducted in compliance with all applicable Laws. The Company has not received any written notice from any Governmental Authority to the effect that the Company is not or may not be in compliance with such Laws.

2.14 Claims and Proceedings.

(a) Except as set forth on Schedule 2.14(a), here are no claims, actions, suits, legal or administrative proceedings, orders, injunctions, decrees, stipulations or investigations (each, an “Action”) pending, or to the Knowledge of the Company, threatened, by or against the Company (i) affecting any of its properties or assets or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each governmental order set forth in Schedule 2.14, and no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such governmental order.

2.15 Licenses and Permits. Schedule 2.15 contains a complete list of all material licenses, certificates, privileges, immunities, approvals, franchises, authorizations and permits from any Governmental Authority (collectively, “Permits”) owned or possessed by or applied for by the Company and there are no other Permits required for the Company to operate as currently conducted . The Company has provided to Triller copies of all such Permits. The Permits are in full force and effect, and the Company is in compliance in all material respects with each such Permits. No loss or expiration of any Permit is pending or, to the Knowledge of the Company, threatened other than a loss resulting from expiration in accordance with the terms thereof.

2.16 Employee Benefit Plans.

(a) Schedule 2.16 contains a complete and accurate list of each Employee Benefit Plan. The Company has separately identified (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to or required to be contributed to by the Company primarily for the benefit of employees outside of the United States. With respect to each Employee Benefit Plan, the Company has made available to Triller, to the extent applicable, accurate and complete copies of (1) the Employee Benefit Plan document, including any amendments thereto, and all related trust agreements, insurance contracts or other funding vehicles, (2) a written description of such Employee Benefit Plan if such plan is not set forth in writing, (3) the most recently prepared actuarial report, (4) the most recent Internal Revenue Service favorable determination or opinion letter, Form 5500 and summary plan description, and (5) all material correspondence to or from an Governmental Entity received within the last three years.

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(b) Each Employee Benefit Plan has been established, maintained and administered in compliance in all material respects with its terms and the applicable Laws, including ERISA and the Code (if applicable). No Employee Benefit Plan is subject to the minimum funding requirements under Section 412 of the Code or Title IV of ERISA, and neither the Company nor any ERISA Affiliate has sponsored or maintained any such plan within the last six (6) years. No Employee Benefit Plan is a multiemployer plan (as defined in Section 3(37) of ERISA), and neither the Company nor any ERISA Affiliate currently has or has ever had any obligation to contribute to any such multiemployer plan.

(c) No Employee Benefit Plan is the subject of any Action or audit or examination by the Internal Revenue Service, the United States Department of Labor or any other governmental entity.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with other events, (i) result in any payment becoming due from the Company under any Employee Benefit Plan, (ii) increase any benefits otherwise payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan, or (iv) result in payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

2.17 Employment Matters; Employee Relations.

(a) Schedule 2.17 contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part time); (iii) hire or engagement date; (iv) current annual base compensation rate or contract fee; (v) bonus, commission or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the Effective Date, all compensation (including wages, commissions, bonuses, fees and all other forms of compensation) to all employees, independent contractors or consultants of the Company for services performed on or prior to the Effective Date have been paid in full, and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b) the Company has complied in all material respects with all applicable Laws relating to wages, hours, and discrimination in employment. To the Knowledge of the Company, the Company’s relations with its employees are satisfactory. There have been no union organizing or election activities involving any non-union employees of the Company and, to the Knowledge of the Company, none are threatened as of the date hereof.

2.18 Insurance. Attached hereto as Schedule 2.18 is a list of all insurance policies carried by or for the benefit of the Company, specifying the insurer, the name of the policy holder, the amount of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. All such insurance policies are in full force and effect and the Company is not in default with respect to its respective obligations under any such insurance policies. There are no pending claims that have been denied insurance coverage, and none of those policies may be terminated by the insurer by reason of any change in control of the Company.

2.19 Affiliate Relationships. Schedule 2.19 contains an accurate and complete list of all arrangements between the Company, on the one hand, and any Affiliate, on the other hand, that (a) are currently in effect, (b) are material, and (c) relate to the Company. The assets owned by Affiliates subject to the foregoing arrangements are collectively referred to as the “Related Party Assets.”

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2.20 No Brokers. No agent, broker, investment banker or other Person has acted on behalf, or under the authority, of the Company nor will be entitled to any fee or commission directly or indirectly from the Company in connection with the transactions contemplated hereby.

2.21 Books and Records. The minutes books and stock record books of the Company are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of managers (or equivalent governing body) of the Company and any committees of the board of managers (or equivalent governing body) of the Company, and no meeting, or action taken by written consent, or any such holders of Equity Interests, board of managers (or equivalent governing body) or committee has been held for which minutes have not been prepared and are not contained in such minute books. All books and records of the Company are in the possession of the Company.

2.22 Allocation Schedule. Each of the allocations set forth on the Allocation Schedule attached hereto as Schedule A is complete and accurate and has been prepared in full compliance with the Company Governing Documents and consents of the Sellers and all Contracts to which the Company or any Seller is a party or otherwise bound.

2.23 Full Disclosure. No representation or warranty by Sellers in this Agreement, and no statement contained in the Company Disclosure Schedules or any certificate or other document furnished or to be furnished to Triller pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to Triller that as of the Effective Date:

3.1 Organization. If such Seller is not a natural Person, such Seller is duly formed, validly existing and in good standing under the Laws of the state of its incorporation, organization or formation, as applicable, and such Seller has all requisite corporate, organizational or limited liability company power and authority, as applicable, necessary to own and operate its properties and assets and carry out its business as now conducted.

3.2 Authority; Binding Effect. Such Seller has all requisite power, capacity and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party and to carry out the transactions contemplated hereby and thereby. This Agreement and the Related Agreements to which it is a party have been duly and validly executed and delivered by such Seller and constitute the valid and binding obligation of such Seller, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, receivership, conservatorship or similar Laws or judicial decisions relating to or affecting the rights of creditors generally.

3.3 No Conflicts. The execution, delivery and performance of this Agreement and each of the Related Agreements to which it is a party by such Seller does not and will not (a) violate or conflict with any provision of the Governing Documents of such Seller (if applicable), (b) violate any provision of Law applicable to such Seller, (c) subject to the receipt of the consents listed in Schedule 2.4, violate or result in a breach of, or constitute (with or without due notice or lapse of time or both) a default under, any Contract to which such Seller is a party, or (d) result in the imposition of any Lien on any Company Securities.

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3.4 Consents and Approvals. Schedule 3.4 sets forth a list of each consent, waiver, authorization or approval of any Governmental Authority or any other Person required in connection with the execution and delivery of this Agreement or any of the Related Agreements by such Seller, including in connection with the exchange of the Purchased Shares or the performance by such Seller of its obligations hereunder or thereunder.

3.5 Title. Such Seller is the sole record and beneficial owner of, and holds good and valid title to, the Company Securities set forth opposite such Seller’s name on the Allocation Schedule, free and clear of Liens. The Purchased Shares constitute seventy-six percent (76%) of the issued and outstanding securities of the Company. There are no outstanding or authorized warrants, options, rights of first refusal, rights of first offer, or other preferential rights, agreements, arrangements or commitments relating to any Company securities or obligating such Seller or the Company to sell, assign or grant rights in any Company securities to any Person.

3.6 Securities Law Compliance. Such Seller (a) is acquiring its Triller Units for its own account for investment purposes, and not with a view to or intention of distribution, resale, granting any participation in, or otherwise distributing the same, and agrees not to sell or otherwise dispose of the Triller Units except in strict compliance with the terms of the LLC Agreement and applicable securities Laws; (b) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act; (c) recognizes that no federal or state agency has made any finding or determination as to the fairness of an investment in Triller, nor any recommendation or endorsement of an investment in Triller; (d) has conducted its own analysis and investigation with respect to its investment in the Triller Units and has had an opportunity to discuss Triller’s business, management, financial affairs and the terms and conditions of the Exchange with the Company’s management and Triller’s management; (e) understands that the Triller Units have not been and will not be registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations as expressed herein; (f) understands that the Triller Units are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Seller must hold the Triller Units indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available; (g) acknowledges that Triller has no obligation to register or qualify the Triller Units; (h) acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Triller Units, and on requirements relating to Triller which are outside such Seller’s control and which Triller is under no obligation and may not be able to satisfy; and (i) understands that no public market now exists for the Triller Units, and Triller has made no assurances that a public market will ever exist for the Triller Units. Neither such Seller nor any of its Affiliates has either directly or indirectly, including through a broker or finder, (a) engaged in any general solicitation or (b) published any advertisement in connection with the Exchange.

3.7 Claims and Proceedings. There are no Actions pending threatened against such Seller or the Company in connection with the transactions contemplated in this Agreement.

3.8 No Brokers. No agent, broker, investment banker or other Person has acted on behalf, or under the authority, of such Seller or will be entitled to any fee or commission directly or indirectly from such Seller in connection with the transactions contemplated hereby.

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3.9 Allocation of Consideration. Such Seller has (i) reviewed the Allocation Schedule attached hereto as Schedule A, and (ii) had sufficient opportunity to review this Agreement and the Related Agreements (including the schedules, exhibits, and other documents and instruments appended hereto and thereto) and inquire with the Company with respect to all elements of the Transactions and such Seller’s rights, obligations, and allocation of consideration as set forth on the Allocation Schedule. Such Seller, being so fully informed, consents to the allocations set forth on the Allocation Schedule with respect to the consideration such Seller is receiving and all other Sellers are receiving, and has determined that the Transactions are fair, reasonable and in the best interests of the Company and the Sellers.

3.10 Non-Reliance. Such Seller has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral, or from or by Triller or any Person acting on Triller’s behalf (including as investment advice or recommendation to acquire the Triller Units) relating to the Triller Units, Triller or otherwise, other than those expressly set forth in this Agreement (or other related documents referred to herein).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF TRILLER

Triller hereby represents and warrants to the Company that, as of the Effective Date, subject to such exceptions as are disclosed in the attached Triller disclosure schedules (the “Triller Disclosure Schedules”) or the SEC Documents:

4.1 Organization. Triller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Triller has all requisite organizational power and authority necessary to own and operate its properties and assets and carry out its business as now conducted, except for any such failures that would not adversely impact, in any material respect, the ordinary course operation of Triller’s business.

4.2 Due Authorization. Triller has all requisite organizational power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party and to carry out Triller’s obligations pursuant to the transactions contemplated hereby and thereby. This Agreement and the Related Agreements to which it is a party have been duly and validly executed and delivered by Triller and constitute the valid and binding obligation of Triller, enforceable against Triller in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, receivership, conservatorship or similar Laws or judicial decisions relating to or affecting the rights of creditors generally, or by the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies (whether considered in a proceeding in equity or at law).

4.3 No Conflicts. The execution, delivery and performance of this Agreement and each of the Related Agreements to which it is a party by Triller do not and will not (a) violate or conflict with any provision of the Triller Governing Documents, (b) violate any provision of Law applicable to Triller, or (c) violate or result in a material breach of, or constitute (with or without due notice or lapse of time or both) a default under, any Contract to which Triller is a party, except in the cases of clauses (b) and (c) where the violation, breach, conflict, default or failure to give notice would not adversely impact, in any material respect, the ordinary course operation of Triller’s business.

4.4 Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Authority or any other Person is required in connection with the execution and delivery of this Agreement or any of the Related Agreements to which it is a party by Triller or the performance by Triller of its obligations hereunder or thereunder.

Share and Unit Exchange Agreement

4.5 Capitalization; Subsidiaries.

(a) The authorized capital of Triller consists of (i) an unlimited number of Class A Common Units, (ii) an unlimited number of Class B Common Units, and (iii) an unlimited number of Service Provider Units. Schedule 4.5 sets forth the fully diluted capitalization of Triller immediately prior to the Closing. Except for the securities described on Schedule 4.5 as of immediately prior to the Closing, (x) there are no Equity Interests of Triller that are issued and outstanding and (y) there are no: (i) outstanding securities convertible or exchangeable into Equity Interests of Triller; (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating Triller to issue, transfer or sell any of its Equity Interests or any securities convertible or exchangeable into Equity Interests or to purchase, redeem, or otherwise acquire any of its outstanding Equity Interests; or (iii) voting trusts or other agreements or understandings to which Triller is a party or by which Triller is bound with respect to the voting, transfer or other disposition of its Equity Interests. All of the Triller securities described on Schedule 4.5 are (i) duly authorized, validly issued, fully paid and nonassessable, (ii) not subject to any preemptive rights created by statute, the Triller Governing Documents or any agreement to which Triller is a party; and (iv) to the knowledge of Triller, free and clear of any Liens in respect thereof.

4.6 Taxes.

(a) Triller is classified as a partnership for U.S. federal income tax purposes.

(b) There are no federal, state, local or foreign Taxes due and payable by Triller that have not been timely paid. There are no accrued and unpaid federal, state, local or foreign taxes of Triller that are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns or reports by any applicable Governmental Authority. Triller has duly and timely filed all federal, state, local and foreign Tax Returns required to have been filed by it (or has timely filed for an extension, the period of which has not yet lapsed) and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. All Triller Tax Returns required to be filed on or before the Effective Date are true, complete and correct in all material respects.

(c) Triller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

4.7 Intellectual Property.

(a) Triller and its Subsidiaries own or possess sufficient legal rights to all Triller Intellectual Property without any conflicts with, or to the Knowledge of Triller, infringement of, the rights of others and no product or service marketed or sold (or proposed to be marketed or sold) by Triller or its Subsidiaries violates or will violate any license or to the Knowledge of Triller, infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Triller Intellectual Property, nor are Triller or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. Neither Triller nor any of its Subsidiaries has received any communications in writing that Triller in good faith believes will have a Material Adverse Effect on Triller’s business alleging that Triller or any such Subsidiary has violated, or by conducting Triller business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other Person. To the Knowledge of Triller, it will not be necessary to use any inventions of any of its or any Subsidiary’s employees or consultants made prior to or outside the scope of their employment or engagement by Triller or such Subsidiary.

Share and Unit Exchange Agreement

4.8 Compliance with Laws. To the Knowledge of Triller, all activities of Triller and its Subsidiaries have been conducted in all material respects in compliance with all applicable Laws. Neither Triller nor any of its Subsidiaries has received any written notice from any Governmental Authority to the effect that Triller or such Subsidiary is not or may not be in compliance with such Laws.

4.9 Claims and Proceedings. Except for Actions which in the reasonable opinion of Triller are unlikely to have a Material Adverse Effect on Triller, there are no Actions pending or, to the Knowledge of Triller, threatened against Triller or any of its Subsidiaries at law or in equity or before or by any Governmental Authority.

4.10 Securities Laws Compliance. Triller (a) is acquiring the Purchased Shares for its own account for investment, and not with a view to distribution or resale, and agrees not to sell or otherwise dispose of the Purchased Shares except in compliance with applicable securities Laws; (b) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act; and (c) recognizes that no federal or state agency has made any finding or determination as to the fairness of an investment in the Company, nor any recommendation or endorsement of an investment in the Company.

4.11 No Brokers. No agent, broker, investment banker or other Person has acted on behalf, or under the authority, of Triller or will be entitled to any fee or commission directly or indirectly from Triller in connection with the transactions contemplated hereby.

4.12 No Other Representations. Except for the representations and warranties made by Triller in this Article 4, neither Triller nor any other Person makes any express or implied representation or warranty with respect to Triller, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Triller hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Triller nor any other person makes or has made any representation or warranty to the Company, any Seller, or any Affiliates or representatives of any of them with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Triller, its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Triller in this Article 4, any oral or written information presented to the Company, any Seller, or any of the Affiliates or representatives of any of them in the course of their due diligence investigation of Triller, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE 5

INDEMNIFICATION

5.1 Survival Period. For purposes of this Agreement, (a) the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.5, 2.11, 2.16, 2.20, 2.22, 3.1, 3.2, 3.5, 3.8, 4.1, 4.2, and 4.11 (each, a “Fundamental Representation”) shall survive until the expiration of the applicable statute of limitations, and (b) all other representations and warranties shall survive for the General Survival Period. Except with respect to Claims arising out of or relating to the Litigation Matter, no Party shall be entitled to recover for any Losses pursuant to Sections 5.2 or 5.3 unless a Claim Notice is delivered to the Indemnifying Party on or before the applicable date set forth in this Section 5.1, in which case the Claim set forth in the Claim Notice shall survive the applicable date set forth in this Section 5.1 until such time as such Claim is fully and finally resolved. The covenants and agreements set forth in this Agreement and to be performed to any extent at or after the Effective Date shall survive until fully discharged and performed, and any Claims in respect of a breach of such covenants to be performed in any respect after the Effective Date may be made at any time within the applicable statute of limitations. Notwithstanding the foregoing, any Claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such Claims shall survive until finally resolved.

Share and Unit Exchange Agreement

5.2 Indemnification by Triller. Triller shall indemnify and hold harmless the Sellers and their officers, directors, managers, agents and representatives (collectively, the “Indemnified Seller Parties”) from and against all Losses that the Indemnified Seller Parties may suffer or sustain by reason of or arising out of (a) any inaccuracy in any representation or warranty of Triller contained in Article 4, or (b) any breach of any covenant or agreement of Triller contained in this Agreement (the amount of such Losses, the “Triller Indemnifiable Amount”).

5.3 Indemnification by the Sellers. The Sellers shall jointly and severally indemnify and hold harmless Triller and its Affiliates (including, from and after the Closing, the Company and its Subsidiaries) and each of their respective officers, directors, managers, members, employees, agents and representatives (collectively, the “Indemnified Triller Parties”) from and against all Losses that the Indemnified Triller Parties may suffer or sustain by reason of or arising out of (a) any inaccuracy in any representation or warranty of the Sellers contained in Article 2 or Article 3, (b) any breach of any covenant or agreement of any Seller or the Company contained in this Agreement, (c) any transaction expenses of the Company incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transaction Expenses”) or Indebtedness of the Company outstanding as of the Closing, to the extent not paid or satisfied by the Company (as applicable) at or prior to the Closing or not accounted for in the adjustments set forth in Section 1.1(a) (the amount of such Losses, the “Seller Indemnifiable Amount”), (d) the Litigation Matter, (e) any pre-Closing Taxes of the Company and (f) the allocations set forth in the Allocation Schedule (including, without limitation, any claim made by any Seller arising out of or relating to the amount of consideration such Seller is receiving in the Transactions or the allocation of such consideration among the various components of consideration payable or allocable to the Sellers pursuant to this Agreement).

5.4 Limitations on Indemnification.

(a) Except in the case of Fraud or Claims made by the Indemnified Triller Parties which arise out of or relate to Fundamental Representations, the Litigation Matter, any pre-Closing Taxes of the Company or the allocations set forth in the Allocation Schedule, in no event shall (i) any Indemnifying Triller Party be liable to any Indemnified Seller Party pursuant to Section 5.2(a) (other than with respect to Fundamental Representations), or (ii) any Indemnifying Seller Party be liable to any Indemnified Triller Party pursuant to Section 5.3(a), until the aggregate amount of all Losses in respect of Claims made by the Indemnified Parties, as applicable, exceeds $200,000 (the “Deductible”), in which event the Indemnifying Party shall be required to pay or be liable for all such Losses which exceed the Deductible.

(b) Except in the case of Fraud, willful misconduct, a breach of any of the Fundamental Representations, Claims Claim based on Section 5.3(b), 5.3(c), 5.3(d), 5.3(e), or 5.3(f), the Triller Indemnifiable Amount shall not exceed $2,000,000 in the aggregate and the Seller Indemnifiable Amount shall not exceed the Indemnification Holdback Amount in the aggregate (the “General Cap”).

(c) Except in the case of Fraud, in no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(d) Notwithstanding anything to the contrary in this Agreement, the obligations of Triller to indemnify and hold harmless the Indemnified Seller Parties shall be satisfied solely via the issuance of additional Triller Units (“Triller Indemnity Units”) if there is a registration statement then in effect covering the issuance of such Triller Indemnity Units.

Share and Unit Exchange Agreement

(e) Payments by an Indemnifying Party pursuant to this Article 5 in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party (or the Company) or attributable to the Indemnified Party based on such Indemnified Party’s direct or indirect ownership of Triller or any of its Subsidiaries, in each case, in respect of any such Claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses; provided, that in no event shall the Indemnified Party be required to seek recovery under insurance policies or indemnity, contribution or other similar agreements prior to seeking indemnification under this Agreement.

(f) Each Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto. Notwithstanding the foregoing, in no event shall any Indemnified Triller Party’s recovery in respect of any indemnifiable Claim be precluded or reduced by reason that Triller or any of its employees, officers, directors, members, managers, stockholders, agents, representatives or Affiliates knew, or should have known, that any assertion, representation or warranty of the Sellers set forth in this Agreement was untrue when made.

(g) For purposes of this Article 5, qualifications as to material, materiality, Material Adverse Effect or other qualifiers of similar import contained in any representations and warranties shall not be given effect for purposes of calculating any Losses.

5.5 Indemnification Claims.

(a) If an Indemnified Party (the “Claimant”) wishes to assert an indemnification claim hereunder (a “Claim”), the Claimant shall deliver to the responsible Indemnifying Party a written notice (a “Claim Notice”) setting forth (i) a description of the matter giving rise to the Claim, including a reasonably detailed description of the facts and circumstances known to Claimant giving rise to the Claim, and (ii) to the extent determinable based on facts known to the Claimant at such date, an estimate of the monetary amounts actually incurred or expected to be incurred for which indemnification is sought. No Claim Notice shall be required for Claims by the Indemnified Triller Parties which arise out of or relate to the Litigation Matter.

(b) Within thirty (30) days after receipt of any Claim Notice, the Indemnifying Party shall (i) acknowledge in writing its responsibility for all or part of such matter for which indemnification is sought under this Article 5, and will either (A) satisfy (subject to the terms and conditions of Section 5.4) the portion of such matter as to which responsibility is acknowledged, or (B) take such other action as is reasonably satisfactory to the Indemnified Party to provide reasonable security or other assurances for the performance of its obligations hereunder, and/or (ii) give written notice to the Indemnified Party of its intention to dispute or contest all or part of such responsibility. Upon delivery of such notice of intention to contest, the Parties will negotiate in good faith to resolve as promptly as possible any dispute as to responsibility for, or the amount of, any such matter. If the Parties fail to resolve such dispute within ninety (90) days of delivery of the notice of intention to contest, either Party may submit such dispute for resolution pursuant to Section 6.12. The provisions of this Section 5.5(b) shall not apply to Claims made by the Indemnified Triller Parties which arise out of or relate to the Litigation Matter.

5.6 Defense of Third-Party Claims.

(a) If an Indemnified Party receives written notice or otherwise obtains knowledge of any third-party claim or any threatened third-party claim that gives rise or is reasonably likely to give rise to a Claim against an Indemnifying Party, then the Indemnified Party shall promptly deliver to the Indemnifying Party a written notice describing such third-party claim in reasonable detail. The untimely delivery of such written notice by the Indemnified Party to the Indemnifying Party shall relieve the Indemnifying Party of liability with respect to such third-party claim only to the extent that it has actually been prejudiced by lack of timely notice under this Section 5.6(a) with respect to such third-party claim.

Share and Unit Exchange Agreement

Triller shall have the right, at its option, to assume the defense of any third-party claim (whether Triller is the Indemnified Party or Indemnifying Party) with counsel of its own choosing; provided, however, that where Triller is the Indemnifying Party such counsel shall be reasonably acceptable to the Indemnified Seller Party. If Triller elects to assume the defense of any such third-party claim with respect to which it is the Indemnifying Party, then:

(i) Triller shall not be required to pay or otherwise indemnify the Indemnified Seller Party against any attorneys’ fees or other expenses incurred by or on behalf of the Indemnified Seller Party in connection with such matter following Triller’s election to assume the defense of such matter so long as Triller continues to diligently conduct such defense;

(ii) The Indemnified Seller Party shall, subject to the Indemnifying Seller Party’s agreement to appropriate confidentiality restrictions, use reasonable efforts to make available to Triller all books, records and other documents and materials that are under the direct or indirect control of the Indemnified Seller Party or any of the Indemnified Seller Party’s representatives that Triller considers necessary or desirable for the defense of such matter and shall, upon prior request and to the extent reasonably necessary in connection with the defense of such claim, make available to Triller reasonable access to the Indemnified Seller Party’s personnel; and

(iii) The Indemnified Seller Party shall not be required to admit any liability with respect to such third-party claim.

(b) If (i) Triller fails to actively and diligently defend such third-party claim following its decision to assume the defense of any third-party claim for which Triller is the Indemnifying Party or (ii) the Indemnified Seller Party shall have been advised by counsel reasonably acceptable to Triller that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to the Triller, and, in the reasonable opinion of counsel for the Indemnified Seller Party, counsel for Triller could not adequately represent the interests of the Indemnified Seller Party because such interests would be in conflict with those of Triller, then, at the Indemnified Seller Party’s option, the Indemnified Seller Party may assume the defense and, if it assumes the defense, the Indemnified Seller Party shall proceed to actively and diligently defend such third-party claim with the assistance of counsel reasonably acceptable to Triller, and Triller shall be entitled to participate in (but not control) the defense of such third-party claim, with its own counsel and at its own expense.

(c) No third-party claim may be settled by the Indemnifying Party or Indemnified Party without notice to, and the written consent of, the other, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this Section 5.6, the decision not to pursue an appeal (whether as of right or discretionary) shall be deemed to be a decision to settle or compromise, requiring the prior written consent of the Party that has not assumed the defense of such matter, which consent shall not be unreasonably withheld, conditioned or delayed.

5.7 Satisfaction of Claims and Recovery of Losses Suffered by Indemnified Triller Parties; Restrictions on Transfer of Triller Units; Issuance of Triller Indemnity Units.

(a) Recovery of Losses suffered by the Indemnified Triller Parties shall be satisfied (i) via deduction from the Indemnification Holdback Amount, first from the Indemnification/Earnout Cash Holdback Amount and second from the Indemnification Equity Holdback Amount; and (ii) to the extent there remain no amounts in the Indemnification Holdback Amount and Triller’s Losses arise out of or relate to a Claim for which the General Cap does not apply, via the redemption of Triller Units and recovery of Cash Consideration previously issued and paid to the Sellers, which redemption and recovery may be allocated, pursued and effectuated in any manner that Triller determines in its sole and absolute discretion.

Share and Unit Exchange Agreement

(b) The number of Triller Units to be deducted from the Indemnification Holdback Amount or redeemed by Triller in respect of any Claim, as applicable, shall be obtained by calculating the fraction, the numerator of which is the aggregate amount of Losses the Indemnified Triller Parties suffered in respect of such Claim and the denominator of which is the Triller Per-Unit Value. Triller shall be authorized to make effective any and all deductions and redemptions of Triller Units through (x) in the case of deductions from the Indemnification Holdback Amount, the revision of the Allocation Schedule to reflect the number of Triller Units so deducted or (y) in the case of redemptions of Triller Units previously issued to the Sellers, a written entry in the unit register, stock records or other equivalent record of Triller. In either case, no further action or documentation (including any approval or consent by any Seller) shall be required to give effect to any such deduction or redemption, as applicable. At Triller’s request, each Seller shall take or cause to be taken all actions that Triller determines in its reasonable discretion are appropriate or desirable to document any and all redemptions of Triller Units, including to execute and deliver to Triller one or more transfer powers evidencing the redemption by Triller of any Triller Units.

(c) During the period when any Triller Units are subject to redemption by Triller pursuant to this Article 5, no sale, transfer or other disposition of any Triller Units may be made by any Seller except with the express prior written consent of Triller, which consent Triller may withhold in its sole and absolute discretion. Any transfer or purported transfer in violation of this Section 5.7 shall be void ab initio.

(d) The number of Triller Indemnity Units to be issued by Triller in respect of any Claim (as defined below) shall be obtained by calculating the fraction, the numerator of which is the aggregate amount of Losses the Indemnified Seller Parties suffered in respect of such Claim and the denominator of which is the Triller Per-Unit Value. After the final resolution of any Claims that will result in the issuance of Triller Indemnity Units as contemplated herein, Triller shall make effective any and all issuances of Triller Indemnity Units through a written entry in the unit register, stock records or other equivalent record of Triller.

5.8 Effect of Investigation. The representations and warranties of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any closing condition set forth in this Agreement.

5.9 Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Actions (other than Actions arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 5. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 5. Nothing in this Section 5.9 shall limit an Indemnified Party’s right to seek and obtain any equitable relief to which it may be entitled pursuant to applicable Law or to seek any remedy at law or in equity with respect to any Claim arising out of or relating to Fraud or willful misconduct by any Indemnifying Party.

Share and Unit Exchange Agreement

ARTICLE 6

MISCELLANEOUS

6.1 Definitions.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such first Person. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power or right, by Contract or otherwise, to direct or cause the direction of management and policies of such Person through the ownership of voting securities or otherwise.

“Cash Consideration” means (i) the Closing Cash Consideration plus (ii) the Indemnification/Earnout Cash Holdback Amount.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company.

“Class B Common Units” means membership interests of Triller designated as “Class B Common Units” in the LLC Agreement, together with such successor securities for or into which Class B Common Units may be exchanged or converted, respectively, whether as a result of a business combination, reclassification, reorganization, recapitalization or otherwise.

“Company Governing Documents” means (a) the Certificate of Incorporation and (ii) the Bylaws of the Company.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company or any Subsidiary.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company or a Subsidiary is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Contract” means any agreement, arrangement, contract, commitment or other legally binding contractual right or obligation, whether or not reduced to writing.

“Employee Benefit Plans” means all “employee benefit plans” as such term is defined in Section 3(3) of ERISA, any other employment, compensation, employee benefit, pension, welfare benefit, deferred compensation bonus, commission, deferred compensation, incentive compensation, restricted equity, equity purchase, equity option, equity appreciation right, profits interest, supplemental pension, profit sharing, savings, vacation, sick leave, severance, termination, change in control, retention, supplemental unemployment benefit, life insurance, scholarship, tuition reimbursement, welfare or other similar plan, program, agreement, policy, commitment, arrangement or benefit (i) that is sponsored or maintained by the Company or any of its ERISA Affiliates (as defined below) for the benefit of any current or former employees, consultants, managers or directors of the Company, (ii) to which the Company contributes, or has an obligation to contribute, with respect to current or former employees, consultants, managers or directors of the Company, or (iii) to which the Company may otherwise have any liability, whether direct or indirect (including any such plan or other arrangement previously maintained by the Company or any of its ERISA Affiliates).

Share and Unit Exchange Agreement

“Equity Consideration” means (i) the Closing Equity Consideration plus (ii) the Indemnification Equity Holdback Amount.

“Equity Interests” means capital stock (or similar interest), membership or partnership interest (or similar interest), or other equity or equity-like ownership, including, without limitation, any options, purchase rights, subscription rights, conversion rights, exchange rights or other similar right or security convertible, exchangeable or exercisable therefor, or any Contract that could require the issuance or sale of, or otherwise cause to become outstanding, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Excluded Issuances” means issuances of (i) Class B Common Units and (ii) Equity Interests convertible, exchangeable, or exercisable into or for Class B Common Units (“Derivative Securities”) which are issued: (a) as a dividend or distribution or by reason of a stock split, split-up or other similar transaction; (b) to vendors and service providers (including, without limitation, employees, directors, consultants and advisors) of Triller and its affiliates in exchange for the provision of goods or services; (c) upon the exercise, conversion or exchange of any Derivative Securities; (d) to banks, equipment lessors or other financial institutions, or real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction; (e) to suppliers or third party service providers in connection with the provision of goods or services; (f) as acquisition consideration pursuant to the acquisition of another Person by Triller or its affiliates via merger, purchase of all or substantially all assets or other reorganization or pursuant to a joint venture agreement; or (g) in connection with research, collaboration, technology or intellectual property license, development, OEM, marketing or other similar agreements or strategic partnerships.

“Fraud” means common law intentional fraud with the element of scienter.

“GAAP” means United States generally accepted accounting principles consistently applied.

“General Survival Period” means the period commencing upon the Effective Date and expiring upon the twelve (12) month anniversary thereof.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

Share and Unit Exchange Agreement

“Indemnified Party” means any of the Indemnified Seller Parties and the Indemnified Triller Parties, as the case may be.

“Indemnifying Party” means a Party from whom indemnification may be sought pursuant to Article 5.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Key Employees” means David Feldman, Sr., David Feldman Jr., Robert Brazas and Even Zentar.

“Key Employee Agreement” means an agreement by and between the Company and a Key Employee setting forth the terms and conditions of such Key Employee’s employment with the Company from and after the Closing.

“Knowledge of the Company” means the knowledge of a Key Employee or the Company’s CFO or Secretary after due inquiry and reasonable investigation.

“Knowledge of Triller” means the knowledge of Mahi de Silva or Paul Kahn after due inquiry and reasonable investigation.

“Last Round Price” means $11.35 per Class B Common Unit.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, directive, code, permit, treaty, regulation, decision, guideline, order, requirement or rule of common law enforced, made, rendered or promulgated by or on behalf of a Governmental Authority.

“Lease Agreement” means any lease or similar agreement pertaining to the Leased Real Property.

“Liabilities” means, without duplication, all liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (including, without duplication, Indebtedness); provided, that Liabilities shall exclude Transaction Expenses.

Share and Unit Exchange Agreement

“Licensed Intellectual Property” means all Intellectual Property in which the Company or any Subsidiary holds any rights or interests granted by other Persons, including any of its Affiliates.

“Liens” means any security interest, pledge, mortgage, deed of trust, lien, charge, claim, easement, encroachment, right of first refusal, or other similar encumbrance, including any restriction on use, voting, transfer, receipt or income or exercise of any other attribute of ownership, in each case other than those arising from federal or state securities laws.

“Litigation Matter” means Inferno Florida, Inc. v. David Feldman, Sr. et al.; In the Circuit Court of the Seventh Judicial Circuit in and for Broward County, Florida, Case No. CACE-22-007004 (removed to the United States District Court for the Southern District of Florida, Case No. 0:22-cv-61148), together with any claims, counterclaims, or Actions which arise out of or relate to any of the subject matter thereof.

“LLC Agreement” means the Limited Liability Company Agreement of Triller dated as of October 8, 2019, as amended.

“Losses” means all obligations, penalties, fines, judgments, assessments, losses, damages, liabilities, interest, awards, deficiencies, costs and expenses, including reasonable attorneys’ fees and any expenses.

“Material Adverse Effect” means, with respect to Triller, any (a) material impairment of the ability of Triller or its Subsidiaries to perform its obligations under this Agreement or any Related Agreement or (b) event, occurrence, fact, condition, change, development or effect that is or could reasonably be expected to become materially adverse to the results of operations, financial condition or business of such Person or its Subsidiaries; provided, however, that “Material Adverse Effect” shall not include the effect of any event, circumstance, change, or state of facts arising out of or attributable to any of the following, either alone or in combination: (A) the U.S. or global economy or capital or financial markets generally, including interest or exchange rates, (B) the industries in which such Person or its Subsidiaries operate, (C) legal, tax, regulatory, political or economic conditions, (D) Law or accounting requirements or principles, in each case, proposed, adopted or enacted after the date hereof, or the interpretation or enforcement thereof, (E) the execution, announcement (including the identity of the parties hereto), performance or pendency of, or compliance with, this Agreement or the consummation of the Transactions, (including the threatened or actual impact on relationships of such Person or its Subsidiaries with customers, vendors, suppliers, distributors, landlords or other business partners (including the threatened or actual termination, suspension, modification or reduction of such relationships)), (F) earthquakes, floods, hurricanes, pandemics or other natural disasters, (G) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism, (H) any failure by such Person or its Subsidiaries to meet or exceed internal projections, forecasts or revenue or earnings predictions for any period, or (I) the expiration or termination of any Contract in accordance with its terms (other than due to a default by such Person or its Subsidiaries); provided further, however, that any event, occurrence, fact, condition or change referred to in subparagraphs (A), (B), (C) or (D) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on such Person or its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries conducts its business.

“Option Agreement” means that certain Put, Call and Exchange Option Agreement of even date herewith by and between Triller, the Company and the Sellers.

“Person” means any individual, partnership, corporation, limited liability company, trust or other legal entity.

Share and Unit Exchange Agreement

“Purchase Price” means (i) the Closing Cash Consideration plus (ii) the Closing Equity Consideration plus (iii) the Indemnification Holdback Amount.

“Related Agreements” means the Stockholders’ Agreement, the Option Agreement, the LLC Agreement and the Key Employee Agreements, and each other document, certificate or instrument required by this Agreement to be executed by any Party.

“Restated Certificate” means the Amended and Restated Certificate of Incorporation of the Company in substantially the form attached hereto as Exhibit C.

“SEC” means the United States Securities & Exchange Commission.

“SEC Documents” means the following documents filed with the SEC by SeaChange International, Inc., a Delaware corporation (“SeaChange”): (i) that certain Current Report on Form 8-K filed on December 22, 2021; (ii) those certain Prospectuses and Communications, Business Combinations filed pursuant to Rule 425 (iii) that certain Registration Statement on Form S-4 filed on February 22, 2022 and each Amendment thereto; (iv) that certain Current Report on Form 8-K filed on April 15, 2022; and (v) each prospectus filed pursuant to Rule 425 under the Securities Act since December 22, 2021.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Subsidiary” means any business entity with respect to which a Person specified herein (or a Subsidiary thereof) owns an Equity Interest.

“Tax” or “Taxes” means (a) all taxes, charges, fees, levies or other assessments, including any federal, state, local or foreign net income, gross income, gross receipts, unitary, license, payroll, unemployment, excise, severance, stamp duty, occupation, premium, windfall profits, environmental, occupational, leasing, lease, fuel, customs, duties, franchise, profits, withholding, Social Security, social insurance, unemployment, disability, ad valorem, real property, personal property (tangible and intangible), sales, use, transfer, registration, value-added, filing, recordation, alternative or minimum, estimated, liability under any escheat or unclaimed property Law, or any other kind of tax whatsoever, including the recapture of any tax items, and including any interest, addition, penalty or other associated charge thereto, whether disputed or not, and (b) any liability in respect of the foregoing as a result of any obligation to indemnify any other Person, by operation of Law, as transferee or successor, by contract or otherwise.

“Tax Returns” means any returns, forms, declarations, elections, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment, collection, payment or refund of any Taxes or the administration of any Laws relating to any Taxes, and “Tax Return” means any one of them.

“Transactions” means the transactions contemplated by this Agreement and the Related Agreements.

“Triller Governing Documents” means (i) the Certificate of Formation of Triller and (ii) the LLC Agreement.

“Triller Intellectual Property” means all patents, patent applications (whether provisional or non-provisional); trademarks, trademark applications, service marks, service mark applications, tradenames, trade dress, brands, logos, together with the goodwill associated therewith; copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, source code, computer programs, applications, firmware and other code, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases as are owned by Triller or any of its Subsidiaries or used by Triller or any of its Subsidiaries in the conduct of the Triller or any of its Subsidiaries’ business as currently conducted.

Share and Unit Exchange Agreement

“Triller Per-Unit Value” means, with respect to any issued Triller Indemnity Unit or any unit deducted or otherwise redeemed by Triller in satisfaction of Claims, the then-current fair market value per Class B Common Unit on the date of issuance as determined by Triller in good faith.

“Triller Units” means the Class B Common Units issuable to the Sellers pursuant to this Agreement (together with such successor securities for or into which such Triller Units may be exchanged or converted, respectively, whether as a result of a business combination, reclassification, reorganization, recapitalization or otherwise).

“Unaccredited Person” means a Person who is not an “accredited investor” as defined in Rule 501 promulgated under the Securities Act.

6.2 Rules of Construction. The headings of Articles and Sections are provided for convenience only and do not affect the construction or interpretation of this Agreement. Any reference in this Agreement to an “Article,” “Section,” “Schedule” or “Exhibit” refers to the corresponding article, section, schedule or exhibit of or to this Agreement, unless the context indicates otherwise. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a Contract as of a given date means the Contract as amended, supplemented and modified from time to time through such date. All pronouns and any variations thereof shall be construed to refer to such gender and number as the identity of the Person or Persons may require. The terms “include” and “including” indicate examples of a foregoing general statement and not a limitation on that general statement. Words such as “hereof,” “herein,” “hereunder,” and “hereinafter,” refer to this Agreement as a whole, unless the context otherwise requires. All dollar references set forth herein are in United States dollars. Each Party acknowledges that such Party, either directly or through such Party’s representatives, has participated in the drafting of this Agreement, and any applicable rule of construction that ambiguities are to be resolved against the drafting party should not be applied in connection with the construction or interpretation of this Agreement.

6.3 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Party to whom the same is directed, sent by registered or certified mail, return receipt requested, or by international overnight courier, addressed to such Party at such Party’s address appearing on the signature page to this Agreement bearing such Party’s signature, by facsimile transmission during normal business hours to the facsimile number set below (followed by notice by mail within two (2) business days), or by electronic mail to the email address set forth below during normal business hours or to such other address as the Parties may from time to time specify by notice in accordance with this Section 6.3. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, at the applicable address.

6.4 Successors and Assigns. No Party may assign or otherwise transfer this Agreement or any of its rights hereunder to any Person without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their successors, personal representatives, heirs and permitted assigns.

6.5 Entire Agreement. This Agreement (along with all schedules and exhibits attached hereto) and the Related Agreements embody the entire agreement and understanding among the Parties with respect to the subject matter hereof.

6.6 Amendments. This Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by Triller and the Seller Representative.

Share and Unit Exchange Agreement

6.7 Counterparts. This Agreement may be executed in several original or electronic counterparts, each of which is an original, but all of which shall constitute one instrument. Counterparts may be delivered by facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.8 Third-Party Rights. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Indemnified Parties and their respective successors and permitted assigns.

6.9 Exhibits and Schedules. Each of the exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

6.10 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.11 Governing Law. The Laws of the State of Delaware, without regard to conflicts of Laws principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties hereto.

6.12 Dispute Resolution. Any claim, demand, disagreement, controversy or dispute that arises regarding, from or in connection with this Agreement or the breach or alleged breach or termination thereof (collectively, a “Dispute”), between or among the Parties shall be resolved in accordance with the following dispute resolution procedures:

(a) Cooperation. If a Dispute arises, any Party may notify the other Parties by sending a written notice (a “Dispute Notice”), which Dispute Notice shall identify the Dispute in reasonable detail and set forth briefly the notifying Party’s position with respect to the Dispute. Upon receipt of any Dispute Notice, the Parties shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the Dispute within the next thirty (30) days.

(b) Arbitration. In the event that the Dispute is not resolved pursuant to the procedures described in Section 6.12(a), the Dispute will be submitted to binding arbitration with JAMS in Los Angeles, California in accordance with its Comprehensive Arbitration Rules and Procedures. The arbitration shall be decided by a single arbitrator. Upon the conclusion of the arbitration hearing, the arbitrator shall prepare in writing and provide to the Parties an award, which shall be final and binding on the Parties, including factual findings and the reasons on which the arbitrator’s decision is based. Besides any other relief awarded or granted by the arbitrator, the prevailing party in any arbitration as determined by the arbitrator may recover its costs and expenses of arbitration, including attorneys’ fees and costs.

(c) Fees and Expenses. Except to the extent specifically set forth in this Agreement, the Parties shall pay their own fees and expenses incurred in connection with the Dispute resolution proceedings set forth in this Section 6.12, provided that in the case of an arbitration, the arbitrator may include in its decision the award of fees and expenses to the prevailing party.

Share and Unit Exchange Agreement

(d) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER RELATED AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.13 Public Announcements. Neither the Company nor any Seller will issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Triller, and Triller will not issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company. For purposes of this Section 6.13, statements made in confidence to financial advisors, consultants, accountants, attorneys and other advisors who have a need to know such information in order to provide services to the Company or Triller and who are subject to a duty of confidentiality shall not be deemed public statements.

6.14 Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement and the Related Agreements. Each Party agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Related Agreements.

6.15 Appointment of Seller Representative.

(a) By executing this Agreement, each Seller irrevocably authorizes and appoints the Seller Representative as such Seller’s representative and attorney-in-fact to act on behalf of such Seller with respect to this Agreement and the Related Agreements and to take any and all actions and make any decisions required or permitted to be taken by the Seller Representative pursuant to this Agreement and the Related Agreements, including the exercise of the power to (i) give and receive notices and communications; (ii) authorize delivery to Parent of cash and securities from the Indemnification Holdback Amount in satisfaction of any amounts owed to Parent therefrom; (iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders and otherwise handle any other matters of a similar nature, whether related to claims for indemnification made by Triller or otherwise; (iv) litigate, arbitrate, resolve, settle or compromise any claim for indemnification; (v) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and the Related Agreements; (vi) make all elections or decisions contemplated by this Agreement and the Related Agreements; (vii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Seller Representative in complying with its duties and obligations; and (viii) take all actions necessary, desirable or appropriate in the good faith judgment of the Seller Representative for the accomplishment of the foregoing.

(b) Triller shall be entitled to deal exclusively with the Seller Representative on all matters relating to this Agreement and the Related Agreements and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Seller Representative and on any other action taken or purported to be taken on behalf of any Seller by the Seller Representative, as being fully binding upon such Seller. Notices or

Share and Unit Exchange Agreement

communications to or from the Seller Representative shall constitute notice to or from each Seller. Any decision or action by the Seller Representative hereunder, including any agreement between the Seller Representative and Triller relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Seller. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any Seller or by operation of Law, whether by death or other event.

[Signature Page Follows]

Share and Unit Exchange Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

TRILLER

TRILLER HOLD CO LLC, a Delaware limited liability company

/s/ M. Darren Traub
By M. Darren Traub
Its General Counsel

Address for Notices:	2121 Avenue of the Stars Ste 2350 Los Angeles, CA 90067
Attn: General Counsel
legal@triller.co

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Share and Unit Exchange Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

THE COMPANY

BARE KNUCKLE FIGHTING CHAMPIONSHIPS, INC., a Delaware corporation

/s/ David Feldman Sr.
By David Feldman Sr.
Its President

Address for Notices:	[_____]

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Share and Unit Exchange Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SELLERS

For Business Entities and Trusts:	For Individuals:

Printed name of entity or trust	Printed name

Printed name and position of person authorized to sign for entity or trust	Signature

Dated:
Signature of person authorized to sign for entity or trust

Dated:

Address for Notices:

Signature Page

Share and Unit Exchange Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SELLER REPRESENTATIVE

/s/ David Feldman Sr.
David Feldman Sr.

Address for Notices:	[_____]

Signature Page

Share and Unit Exchange Agreement

[SIGNATURE PAGES FOR SELLERS FOLLOW]

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Share and Unit Exchange Agreement

SCHEDULE 1.6(A)(VIII)

Company Indebtedness and Transaction Expenses

[See attached]

SCHEDULE A

ALLOCATION SCHEDULE

[See attached]

EXHIBIT A

STOCKHOLDERS’ AGREEMENT

EXHIBIT B

EVENT BUDGET/CAPITAL COMMITMENT

EXHIBIT C

RESTATED CERTIFICATE